Exhibit 99:

                                        COMPANY CONTACT:

                                        Bonnie Ortega, Investor Relations
                                        bortega@cardiodynamics.com
                                        800-778-4825, Ext. 1005

                CARDIODYNAMICS REPORTS THIRD QUARTER 2005 RESULTS

SAN DIEGO, CA--October 5, 2005--CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today reported its financial results for its fiscal third quarter 2005.

THIRD QUARTER 2005 RESULTS:

Net sales for third quarter 2005 were $8.8 million, a decrease of 21% over sales of $11.1 million in the third quarter 2004. For the nine months ended August 31, 2005, net sales were $27.8 million, a decrease of 5% from $29.4 million for the same period in 2004. ICG revenue for the quarter decreased 24% to $6.6 million from $8.7 million in the same period in 2004. The decrease in ICG revenue was primarily due to the continued negative impact resulting from Medicare's policy clarification restricting hypertension coverage, the short-term productivity decrease due to the Company's restructuring at the beginning of third quarter, and the continuing development of the direct-distributor hybrid sales model.

The Company reported a net loss of $474,000, or ($0.01) per diluted share for the third quarter of 2005, compared with net income of $992,000, or $0.02 per diluted share reported in the same quarter last year. Net loss for the nine months ended August 31, 2005, was $1.8 million, or ($0.04) per diluted share, compared to net income of $2.7 million, or $0.05 per diluted share, for the same period in 2004.

OPERATING HIGHLIGHTS:

During the third quarter 2005, sales of ICG devices totaled 209 units, including 140 BioZ monitors, 53 ICG modules, and 16 Medis ICG monitors. Of the 140 BioZ monitors sold, 125 were BioZ Dx systems. There have been over 5,700 ICG systems shipped worldwide to date, including nearly 1,200 ICG modules. At the end of fiscal third quarter 2005, field associates totaled 69 people, including 42 U.S. territory managers and 16 clinical application specialists.

Combined ICG and electrocardiograph (ECG) sensor revenue in the third quarter 2005 was $3.9 million, representing 44% of total sales. During the quarter, Vermed's ECG sensors contributed $2.2 million to net sales compared to $2.4 million in the same period last year due to a general softening of the ECG market. ICG sensor revenue for the third quarter 2005 was $1.73 million (26% of total ICG net sales) up slightly from $1.72 million (20% of total ICG net sales) for the same quarter last year.

Gross margin percentage in the third quarter 2005 was 60% compared to 69% for the same period a year ago. Gross margin for the ICG business was 66% and for the ECG business was 43% compared to 75% and 45% respectively in the same quarter last year. The decrease in ICG gross margin percentage was a result of higher BioZ Dx product cost, higher inventory provisions and lower average selling price of BioZ monitors. Third quarter 2005 gross margin for the ICG business improved to 66% from 63% in second quarter 2005. The sequential improvement in gross margin was the result of an increased sales mix of higher priced BioZ Dx systems and reduced competitive pressure.

The Company achieved positive operating cash flow of $240,000 in fiscal third quarter 2005, down from $1.7 million compared to the same quarter last year. The decrease in operating cash flow was principally due to decreased profitability, higher inventory purchases related to the BioZ Dx and payments of prior year-end accounting and Sarbanes-Oxley compliance fees. These expenses were offset by improved accounts receivable cash collections, which were $6.8 million, representing 115% of the second quarter 2005 trade receivable sales. During the third quarter 2005, the Company paid down its bank loan by $437,000 and ended the quarter with $4.2 million of cash and cash equivalents.

As a result of ongoing cost containment measures and the operational restructuring implemented at the beginning of third quarter 2005, operating expenses for the quarter decreased 4% to $6.3 million compared with $6.5 million for the same period in 2004. As previously reported, the Company reduced its workforce by approximately 10%, which resulted in the consolidation or elimination of 25 positions.

CEO COMMENTS:

"Third quarter revenue was lower than expected due to the continuing challenges facing our business, but with tight expense management, our loss in the quarter was within the range of analysts' estimates," stated Michael K. Perry, CEO of CardioDynamics. "The 2004 Medicare hypertension clarification continues to impact our ICG business growth. We are in discussions with CMS to open the reconsideration review process in an attempt to broaden our ICG hypertension coverage and are optimistic that the near-term publication of our multi-center CONTROL study will help facilitate these efforts."

Perry added, "The relationships with PSS and Caligor distributor representatives accounted for 33 percent of the total domestic sales in the quarter but still have not enabled our direct sales team achieve the desired incremental sales productivity. We have made significant progress in fine-tuning the distributor program and now, for the first time in 2005, have a full sales management team in place. While our reorganization impacted productivity in the short-term, the projected $2 million in annual savings is important to restoring profitability and funding future strategic investments. We were pleased to receive FDA 510(k) clearance during the quarter for the Phase II BioZ Dx, which adds the ECG capability to our flagship product. Market response to the BioZ Dx has been strong with the Dx representing over 90% of net domestic BioZ system sales."

Perry concluded, "In 2006, we plan to expand our Medicare hypertension coverage, introduce our low-cost ICG product, the BioZ Mx, and launch our new multi-center PREVENT-HF clinical study. We are confident in our innovative ICG technology and are focused on returning to sequential revenue growth and profitability."

CONFERENCE CALL INFORMATION:

Michael K. Perry, Chief Executive Officer, will host a summary of CardioDynamics' third quarter 2005 results in a conference call today at 4:30 p.m. (EDT). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code
7784). The international replay number is 973-528-0005 (Code 7784). The Internet webcast can be accessed at http://phx.corporate-ir.net/playerlink.zhtml?c=86923&s=wm&e=1119090.

ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for the historical and factual information contained herein, this press release contains forward-looking statements including success of distributor team sales approach, improved sales productivity, publication of clinical studies, reconsideration of Medicare coverage, short-term nature of restructuring impact, return to sequential revenue and earnings growth, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K/A. The Company does not undertake to update the disclosures contained in this press release.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                 In thousands, except per share data (unaudited)

                                                THREE MONTHS ENDED           NINE MONTHS ENDED
                                                     AUGUST 31,                  AUGUST 31,
                                             ------------------------    ------------------------
SELECTED CONSOLIDATED OPERATIONAL RESULTS       2005          2004          2005          2004
------------------------------------------   ----------    ----------    ----------    ----------
Net Sales                                    $    8,770    $   11,075    $   27,818    $   29,360
Cost of Sales                                     3,500         3,475        10,924         8,210
                                             ----------    ----------    ----------    ----------
Gross Margin                                      5,270         7,600        16,894        21,150
Research and Development                            626         1,036         1,877         3,094
Selling and Marketing                             4,505         4,490        14,027        12,796
General and Administrative                        1,024           887         3,463         2,226
Amortization of Intangible Assets                   119           128           342           206
                                             ----------    ----------    ----------    ----------
Income (Loss) from Operations                    (1,004)        1,059        (2,815)        2,828
Other Income (Expense), net                         (37)           22          (102)          143
                                             ----------    ----------    ----------    ----------
Income (Loss) before Income Taxes and
   Minority Interest                             (1,041)        1,081        (2,917)        2,971
Income Tax Benefit (Provision)                      580           (67)        1,152          (238)
Minority Interest in Income of Subsidiary           (13)          (22)          (34)          (22)
                                             ----------    ----------    ----------    ----------
Net Income (Loss)                            $     (474)   $      992    $   (1,799)   $    2,711
                                             ==========    ==========    ==========    ==========
Net Income (Loss)  per Common Share:
  - Basic                                    $    (0.01)   $     0.02    $    (0.04)   $     0.06
                                             ==========    ==========    ==========    ==========
  - Diluted                                  $    (0.01)   $     0.02    $    (0.04)   $     0.05
                                             ==========    ==========    ==========    ==========
Weighted-Average Number of Shares
Used in Per Share Calculation:
  - Basic                                        48,803        48,022        48,781        47,325
                                             ==========    ==========    ==========    ==========
  - Diluted                                      48,803        50,069        48,781        49,975
                                             ==========    ==========    ==========    ==========

                                              AUGUST 31,    NOVEMBER 30,
SELECTED CONSOLIDATED BALANCE SHEET DATA         2005           2004         CHANGE
------------------------------------------   ------------   ------------   ----------
Cash and Cash Equivalents                    $      4,170   $      6,801          (39)%
Accounts Receivable, net                            6,685         11,674          (43)%
Inventory, net                                      6,423          4,647           38%
Current Assets                                     21,296         27,257          (22)%
Long-term Assets                                   32,185         30,773            5%
Total Assets                                       53,481         58,030           (8)%
Current Liabilities                                 6,328          7,764          (18)%
Long-term Liabilities                               3,986          5,338          (25)%
Total Liabilities                                  10,314         13,102          (21)%
Minority Interest                                     227            194           17%
Shareholders' Equity                               42,940         44,734           (4)%